Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Vice President - Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. ANNOUNCES RATIFICATION OF LABOR AGREEMENT

KOKOMO, IN, June 27, 2007 - Haynes International, Inc. (Nasdaq: HAYN) announced today that membership of the United Steelworkers Local 2958 (USW) has ratified a three-year agreement covering approximately 514 employees at the Company’s Kokomo, Indiana plant and the Lebanon, Indiana service center. The new agreement succeeded an existing agreement that ran through June 11, 2007 and which was subsequently extended through June 30.

“We are very pleased with the outcome of the ratification vote,” said Francis J. Petro, President and Chief Executive Officer of the Company. “We believe that we have entered into a fair and balanced agreement that builds on our recent business improvements and enables us to continue to provide top-level service to our customers and to retain our position as a preeminent supplier of high-performance alloys.”

Highlights of the agreement include a cash bonus of $4,000 for covered employees, wage increases in 2007, 2008 and 2009, increased scheduling flexibility, closing the pension plan to new hires, and increasing the pension multiplier for plan participants.

About Haynes International
Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high-performance alloys, primarily for use in the aerospace and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes”, “anticipates”, “expects”, “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its Form 10-K for the fiscal year ended September 30, 2006, which is available on the website of the Securities and Exchange Commission, www.sec.gov. You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company however; they include, but are not limited to, the following:

•	Any significant decrease in customer demand for our products or in demand for our customers’ products;
•	Our dependence on production levels at our Kokomo facility and our ability to make capital improvements at that facility;
•	Rapid increases in the cost of nickel, energy and other raw materials;
•	Our ability to continue to develop new commercially viable applications and products;
•	Our ability to recruit and retain key employees;
•	Our ability to comply, and the costs of compliance, with applicable environmental laws and regulations; and
•	Economic and market risks associated with foreign operations and U.S. and world economic and political conditions.